                                                                                                                                        Exhibit 99.1
                                      News

For Immediate Release	Contact:
April 18, 2011	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES ELECTS BARBARA SMITH,
 CHIEF FINANCIAL OFFICER OF GERDAU AMERISTEEL,
 TO ITS BOARD OF DIRECTORS
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NEW YORK, April 18—Minerals Technologies Inc., (NYSE: MTX) announced today that its Board of Directors has elected Barbara Smith, Vice President and Chief Financial Officer of Gerdau Ameristeel, to join the board effective May 1.

“We are very pleased to have someone of Barbara Smith’s experience and business expertise join Minerals Technologies,” said Joseph C. Muscari, Chairman and Chief Executive Officer. “She will provide valuable insight and guidance in the execution of our growth strategies for all our businesses.”

As vice president and chief financial officer for Gerdau Ameristeel, a position she assumed in 2007, Ms. Smith is responsible for all strategic financial planning, fiscal matters and investor relations. Before joining Gerdau Ameristeel, she served as Senior Vice President and Chief Financial Officer for FARO Technologies Inc., where she was a member of the executive team responsible for developing and executing company growth strategies. Ms. Smith also has more than 20 years experience in international and North American business gained at Alcoa Inc., where she served various financial roles including Group Chief Financial Officer for Aerospace, Automotive and Commercial Transportation Group; Chief Financial Officer for Alcoa Fujikura Ltd.; and Director of Internal Audit.

Ms. Smith earned a Bachelor of Science in Accounting from Purdue University in West Lafayette, Ind. She also earned the title of a certified public accountant from the State of Tennessee.
Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.0 billion in 2010.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
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